Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).

	For the twelve months ended

	2005	2004	2003	2002	2001
Earnings	$(51,064)	$492,353	$467,679	$190,302	$(160,482)
Add:
Income taxes	22,924	7,560	2,110	2,661	(69,307)

Fixed charges:
Interest expense	27,339	35,214	18,570	12,960	13,044
Interest credited to life
policyholders (1)	13,284	13,860	17,041	19,679	17,364
Interest credited to
retrocessionnaires on funds
held on reinsurance treaties	1,288	1,325	1,282	1,180	1,098
One third of rental payments	7,575	6,865	5,467	4,528	3,751

Distributions related to Trust
Preferred and Mandatorily
Redeemable Preferred
Securities, net of applicable
taxes			16,120	21,730	2,311
Earnings before income taxes
and fixed charges	$21,346	$557,178	$528,268	$253,040	$(192,221)

Fixed charges:
Interest expense	27,339	35,214	18,570	12,960	13,044
Interest credited to life
policyholders (1)	13,284	13,860	17,041	19,679	17,364
Interest credited to
retrocessionnaires on funds
held on reinsurance treaties	1,288	1,325	1,282	1,180	1,098
One third of rental payments	7,575	6,865	5,467	4,528	3,751

Total fixed charges	49,486	57,265	42,359	38,347	35,257
Preference share dividends (2)	34,525	21,485	29,390	20,000	20,000

Distributions related to Trust
Preferred and Mandatorily
Redeemable Preferred
Securities, net of applicable
taxes			16,120	21,730	2,311

Total fixed charges	$84,011	$78,750	$87,869	$80,077	$57,568

Ratio of earnings to fixed
charges	0.43	9.73	12.47	6.60	NM(3)

Deficiency of earnings to fixed
charges (4)	$28,140				$227.5

	For the twelve months ended

	2005	2004	2003	2002	2001
Ratio of earnings to combined
fixed charges and preference
share dividends	0.25	7.08	6.01	3.16	NM(3)

Deficiency of earnings to
combined fixed charges and
preference share dividends (4)	$62,665				$249.80

(1)	Represents interest credited to policyholders on certain life reinsurance treaties for which the Company earns compensating interest income.

(2)	Dividends have not been tax effected because they are presumed to be paid out of a Bermuda entity whose tax rate is zero.

(3)	NM: Not meaningful. The ratios for the 2001 periods above are not meaningful due to the net loss which PartnerRe reported for 2001, which included losses related to the terrorist attacks of September 11, 2001.

(4)	Represents additional earnings that would be necessary to result in a one-to-one coverage ratio. Expressed in millions of U.S. dollars.